DELCATH EXPANDS GLOBAL MARKETING TEAM WITH KEY PHARMA ONCOLOGY HIRE

Jennifer Simpson Appointed Executive Vice President, Global Marketing

NEW YORK, NY – March 26, 2012 – Delcath Systems, Inc. (NASDAQ: DCTH) today announced the appointment of Jennifer Simpson, Ph.D., M.S.N., C.R.N.P., to the position of Executive Vice President, Global Marketing. In this role, Ms. Simpson will be responsible for leading the Company's global product marketing, brand management and reimbursement programs in the European Union, United States and other key markets. Concurrent with this appointment, Agustin Gago, Delcath’s Executive Vice President for Global Sales & Marketing since 2009, will assume the new role of Executive Vice President, Global Sales. Ms. Simpson and Mr. Gago will both report to Eamonn P. Hobbs, President and CEO of Delcath. Both appointments were effective as of March 23, 2012.

Ms. Simpson has an extensive background in pharmaceutical and oncology marketing, and has been responsible for global product development in the oncology sector. Prior to her appointment at Delcath, Ms. Simpson served as the Vice President, Global Marketing, Oncology Brand Lead at ImClone Systems, Inc. (a wholly- owned subsidiary of Eli Lilly and Company). In this role, she was responsible for all product commercialization activities and launch preparation for one of the late stage assets. While at ImClone, Ms. Simpson also held various positions of increasing responsibility including serving as the Vice President, Product Champion and the Associate Vice President, Product Champion.

Previously, Ms. Simpson held several leadership positions at Ortho Biotech (now Janssen Biotech), a Pennsylvania-based biotech company that focuses on innovative solutions in immunology, oncology and nephrology. Prior to her time at Ortho Biotech, Ms. Simpson spent over a decade as an oncology-nurse practitioner and educator.

“The appointment of Jennifer Simpson adds significant oncology expertise and leadership to our marketing team," said Mr. Hobbs.  "Over the last year, we’ve made a concerted effort to build our talent base in order to drive the launch of our CHEMOSAT system. Jennifer’s extensive experience in cancer treatment as a nurse, educator, marketer and strategic planner, combined with an intimate knowledge of the commercialization process makes her an ideal fit. We’re confident that she will help us realize the full global market potential of CHEMOSAT.”

“The planned transition of Mr. Gago to the position of Executive Vice President, Global Sales will allow him to fully devote his energies to the execution of our global commercial sales strategy. Through Mr. Gago’s sales leadership, we are successfully implementing our launch plan for CHEMOSAT in the EU, and will continue to expand the opportunity for CHEMOSAT in new markets around the world.”

About Delcath Systems

Delcath Systems, Inc. is a specialty pharmaceutical and medical device company focused on oncology. Delcath's proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company's initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath announced that its randomized Phase III clinical trial for patients with metastatic melanoma in the liver had successfully achieved the study’s primary endpoint of extended hepatic progression-free survival.  The Company also completed a multi-arm Phase II trial to treat other liver cancers. The Company obtained authorization to affix a CE Mark for the Delcath Hepatic CHEMOSAT® delivery system in April 2011. The right to affix the CE mark allows the Company to market and sell the CHEMOSAT system in Europe. The Company has not yet received FDA approval for commercial sale of its system in the United States. The Company continues with the preparation of its NDA submission and intends to seek FDA approval for commercial sale of its chemosaturation system with melphalan. For more information, please visit the Company's website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the success of future marketing initiatives, patient outcomes from CHEMOSAT procedures, future initial launch and training agreements with other cancer centers in Europe, CE Marking for the Generation Two system and the timing of our commercial launch in Europe, the time required to build inventory and establish commercial operations in Europe, adoption, use and resulting sales, if any, for the Hepatic CHEMOSAT delivery system in the EEA, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a treatment for patients with terminal metastatic disease in the liver, acceptability of the Phase III clinical trial data by the FDA, our ability to address the issues raised in the Refusal to File letter received from the FDA and the timing of our re-submission of our NDA, re-submission and acceptance of the Company's NDA by the FDA, approval of the Company's NDA for the treatment of metastatic melanoma to the liver, adoption, use and resulting sales, if any, in the United States, approval of the current or future chemosaturation system for other indications, actions by the FDA or other foreign regulatory agencies, our ability to obtain reimbursement for the CHEMOSAT system, our ability to successfully enter into distribution and strategic partnership agreements in foreign markets and the corresponding revenue associated with such foreign markets, uncertainties relating to the results of research and development projects and future clinical trials, and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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